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                                                                    Exhibit 99.1

                                                Contact: Larry Tannenbaum
                                                         Chief Financial Officer
                                                         650-940-4700

FOR IMMEDIATE RELEASE


          IRIDEX REPORTS IMPROVED SECOND QUARTER OPERATING PERFORMANCE

                             Revenue Increases 9.1%
                          Net Income of $0.02 per Share
            Cash Position Increases to All Time High of $18.5 Million

MOUNTAIN VIEW, CA, JULY 27, 2004---IRIDEX Corporation (Nasdaq: IRIX) today reported improved operating performance for the quarter ended July 3, 2004. Revenue for the quarter increased 9.1% to $8.1 million from $7.4 million reported for the second quarter of 2003. The Company recorded net income of $133,000, or $0.02 per share for the second quarter of 2004 as compared with a net loss of $299,000, or $0.04 loss per share for the second quarter of 2003.

Ophthalmology sales totaled $6.7 million; an increase of 11.1% compared with the second quarter of 2003 and increased both internationally and domestically. Since international sales are denominated in US dollars, foreign currency fluctuations had no material impact on sales growth. Dermatology sales were $1.4 million, an increase of $7,000 compared with the corresponding quarter in 2003.

"We believe that our ongoing investment in product reliability combined with our asset management and cost reduction programs are continuing to generate positive returns," said Theodore A. Boutacoff, IRIDEX President and CEO. "As a result, gross margins and operating profits have continued to match our expectations, and we exited the quarter with our cash position at an all time high. More notably, particularly with the typical seasonality of our business, we were able to generate an operating profit in the second quarter for the first time in three years."

"We remain very excited about the progress of our Minimum Intensity Photocoagulation (MIP) treatment protocols" continued Mr. Boutacoff. "For example, for TTT alone there are now more than 100 published and presented studies; including 28 clinical studies with at least 6 months, and up to 28 months (mean) follow-up. The results of these studies indicate that the TTT approach to treating age-related macular degeneration (AMD) provides significant therapeutic benefits to patients compared to the natural history of the disease, which if left untreated might lead to profound vision loss or blindness. As reported last quarter we still believe that results of the randomized TTT4CNV study for wet AMD will likely be released during the fourth quarter of this year," concluded Mr. Boutacoff.

Cash and cash equivalents at quarter-end was $18.5 million as compared to $16.9 million at the end of Q1 2004 and $16.3 million at the end of Q4 2003. Inventories decreased to $8.3 million at the end of Q2 2004, down from $8.5 million at the end of Q1 2004 and $8.7 million at the end of Q4 2003. Inventory turns at the end of Q2 2004 were slightly more than two. At the end of Q2 2004, accounts receivable was $5.9 million, resulting in DSO of 66 days compared with 76 days at the end of Q1 2004 and 66 days at the end of Q4 2003.
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CONFERENCE CALL

IRIDEX management will conduct a conference call today at 2:00 p.m. PST/5:00 p.m. EST. Interested parties may access the live conference call via telephone by dialing (800) 603-0804 US/Canada or (706) 643-1370 International or by visiting the Company's website at www.iridex.com. A telephone replay will be available beginning on July 27, 2004 at 8:00 p.m. PDT, through August 3, 2004 by dialing (800) 642-1687 US/Canada or (706) 645-9291 International and entering Conference ID #8769060. In addition, an archived version of the webcast will be available beginning on July 28, 2004 on the Company's website at www.iridex.com.

ABOUT IRIDEX

IRIDEX Corporation is a leading worldwide provider of semiconductor-based laser systems for the ophthalmology and dermatology markets. IRIDEX products are sold in the United States through a direct sales force and internationally through a network of independent distributors into more than 100 countries. For further information, visit the Company's website at www.iridex.com.

SAFE HARBOR STATEMENT

This announcement contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Act of 1934, as amended, relating to the Company's growth prospects, revenues, gross margins and profitability, as well as the results of studies related to our products and developments in the businesses of users of our products. Actual results could differ materially from those projected in the forward-looking statements based on, among other things, the actual order and shipment rate for the Company's ophthalmology and dermatology product lines, the rate of introduction and market acceptance of the Company's products, the financial consequences of states not reimbursing for all of the Company's AMD procedures, the impact of any continuing weakness and uncertainties related to general economic conditions or weakness in overall demand in the Company's markets, especially with regard to the Company's dermatology products which are typically used for elective procedures that can be deferred, and the Company's ability to continue to reduce its costs and improve its operating efficiencies. Risks and uncertainties to which the Company are subject may include, but may not necessarily be limited to, the amount of orders that the Company receives and ships, dependence on international sales and the Company's network of independent distributors, the risks associated with bringing new products to market, the results of clinical trials and competition in our markets. Please see a detailed description of these risks contained in our Quarterly Reports on Form 10-Q and Annual Report on Form 10-K for the fiscal year ended January 3, 2004 filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.
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                               IRIDEX CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)
                                   (unaudited)

                                                           Three Months Ended             Six Months Ended
                                                        -----------------------       -----------------------
                                                         July 3,        June 28,       July 3,        June 28,
                                                          2004           2003           2004           2003
                                                        --------       --------       --------       --------
Sales                                                   $  8,109       $  7,435       $ 15,501       $ 14,661
Cost of sales                                              4,302          4,315          8,479          8,303
                                                        --------       --------       --------       --------
      Gross profit                                         3,807          3,120          7,022          6,358
                                                        --------       --------       --------       --------

Operating expenses:
   Research and development                                1,277          1,047          2,384          1,997
   Sales, general and administrative                       2,404          2,564          4,597          5,028
                                                        --------       --------       --------       --------
      Total operating expenses                             3,681          3,611          6,981          7,025
                                                        --------       --------       --------       --------

Income (loss) from operations                                126           (491)            41           (667)
   Interest and other income, net                             69             51            129            105
                                                        --------       --------       --------       --------
Income (loss) before income taxes                            195           (440)           170           (562)
   (Provision for) benefit from income taxes                 (62)           141            (54)           181
                                                        --------       --------       --------       --------
Net income (loss)                                       $    133       ($   299)      $    116       ($   381)
                                                        ========       ========       ========       ========


Net income (loss) per common share - basic              $   0.02       ($  0.04)      $   0.02       ($  0.06)
                                                        ========       ========       ========       ========
Net income (loss) per common share - diluted            $   0.02       ($  0.04)      $   0.01       ($  0.06)
                                                        ========       ========       ========       ========

Shares used in per common share basic calculations         7,192          6,919          7,134          6,916
                                                        ========       ========       ========       ========
Shares used in per common share diluted calculations       7,786          6,919          7,735          6,916
                                                        ========       ========       ========       ========

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                               IRIDEX CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                        July 3,       January 3,
                                                         2004            2004
                                                       --------        --------
                                                     (unaudited)
                        ASSETS

Current Assets:
   Cash and cash equivalents                           $  7,744        $ 10,541
   Available-for-sale securities                         10,736           5,751
   Accounts receivable, net                               5,926           6,548
   Inventories                                            8,296           8,721
   Prepaids and other current assets                        930             934
   Current deferred income taxes                            972             972
                                                       --------        --------
      Total current assets                               34,604          33,467

Property and equipment, net                                 791             850
Deferred income taxes                                     1,522           1,522
                                                       --------        --------
      Total assets                                     $ 36,917        $ 35,839
                                                       ========        ========

         LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
   Accounts payable                                    $    939        $  1,029
   Accrued expenses                                       3,452           3,380
   Deferred revenue                                         726             596
                                                       --------        --------
      Total liabilities                                   5,117           5,005
                                                       --------        --------

Stockholders' Equity:
   Common stock                                              73              70
   Additional paid-in capital                            24,775          23,900
   Accumulated other comprehensive income (loss)            (29)             (1)
   Treasury stock                                          (430)           (430)
   Retained earnings                                      7,411           7,295
                                                       --------        --------
      Total stockholders' equity                         31,800          30,834
                                                       --------        --------
      Total liabilities and stockholders' equity       $ 36,917        $ 35,839
                                                       ========        ========